Exhibit (a)(5)(iii)
The New Germany Fund, Inc.
Press Release

FOR IMMEDIATE RELEASE
For additional information:
Deutsche Bank Press Office 212.250.7171, Media
Christopher Ferreira 800.349.4281, Investors

THE NEW GERMANY FUND, INC. ANNOUNCES FINAL RESULTS OF
TENDER OFFER
NEW YORK, NY, February 6, 2008 — The New Germany Fund, Inc. (the “Fund”) (NYSE: GF) today announced that, in accordance with its in-kind tender offer for up to 4,960,940 of its shares of common stock, representing approximately 20% of its issued and outstanding shares, which expired on, Friday, February 1, 2008, the Fund has accepted 4,960,940 properly tendered shares at a price per share equal to 96% of the net asset value per share as of the close of the regular trading session of the New York Stock Exchange on February 4, 2008. Approximately 9,708,691 shares of common stock, or approximately 39% of the Fund’s common stock outstanding, were tendered through the stated expiration date. In accordance with the terms of the tender offer, the Fund is purchasing shares on a pro rata basis from all tendering shareholders. Accordingly, on a pro rata basis, 51.0979% of shares for each shareholder who properly tendered shares have been accepted for payment.
The Fund released today the updated composition of the proceeds that shareholders who chose to participate in the Fund’s in-kind tender offer will receive. The market value and percentage of the Fund’s net assets represented by each of the portfolio securities listed below may decrease or increase before the actual receipt of the portfolio securities distributed as proceeds.
The Fund conducted the offer in connection with the previously announced settlement of the civil class action Daniels vs. The New Germany Fund, Inc.
The tender offer referred to in this announcement was made only by the Offer to Repurchase and the related Letter of Transmittal. Shareholders should read these documents carefully. The documents are available to investors free of charge at the website of the Securities and Exchange Commission (www.sec.gov). Neither the Offer to Repurchase shares was made to, nor will tenders pursuant to the Offer to Repurchase be accepted from or on behalf of, holders of shares in any jurisdiction in which making or accepting the Offer to Repurchase would violate that jurisdiction’s laws.
# # #
     The New Germany Fund, Inc. is a diversified, closed-end investment company seeking capital appreciation primarily through investment in the Mittelstand — an important group of small and mid-cap German companies. The Fund may invest up to 35% of its assets in large cap German companies, and up to 20% in other Western European companies. Its shares are listed on the New York Stock Exchange under the symbol “GF”. The Fund may focus its investments in certain geographic regions, thereby increasing its vulnerability to developments in that region. Investing in foreign securities presents certain unique risks not associated with domestic investments, such as currency fluctuation, political and economic change, and market risks. This may result in greater share price volatility. Shares of closed-end funds frequently trade at a discount to net asset value. The price of the Fund’s shares is determined by a number of factors, several of which are beyond the control of the Fund. Therefore, the Fund cannot predict whether its shares will trade at, below or above net asset value.

NOT FDIC/ NCUA INSURED	MAY LOSE VALUE	NO BANK GUARANTEE
NOT A DEPOSIT	NOT INSURED BY ANY FEDERAL GOVERNMENT AGENCY
This press release shall not constitute an offer to sell or a solicitation to buy, nor or a prospectus, circular or representation intended for use in the purchase or sale of Fund shares, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.
DWS Scudder is part of Deutsche Asset Management, which is the marketing name in the US for the asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas Inc. and DWS Trust Company. Copyright © 2008 DWS Scudder Distributors, Inc. (MARS 53837 2/08)

				% Total Net
ISIN	Security Name	Quantities	Market Value	Assets

	EURO	4,144,399.67	6,140,342.55	1.41%
	US DOLLARS	3,501.54	3,501.54	0.00%
FR0000078958	BUSINESS & DECISION /EUR/	40,000.00	1,078,604.80	0.25%
DE000A0F6MD5	PRAKTIKER BAU-UND HEIM /EUR/	120,000.00	2,940,679.68	0.67%
DE0005408116	AAREAL BANK AG /EUR/	120,000.00	4,073,214.72	0.93%
DE0008400029	AMB GENERALI HLDG /EUR/	42,000.00	6,097,643.33	1.40%
DE0005168108	BAUER AG /EUR/	92,000.00	5,936,178.56	1.36%
DE0005200000	BEIERSDORF /BEARER//EUR/	99,483.00	7,546,573.46	1.73%
DE0005909006	BILFINGER BERGER AG /EUR/	177,200.00	11,887,789.47	2.72%
DE0005245500	HUGO BOSS AG ORD /EUR/	139,000.00	7,722,840.00	1.77%
DE000CLS1001	CELESIO AG NAMENS AKTIEN /EUR/	111,000.00	6,642,442.46	1.52%
DE0007480204	DEUTSCHE EUROSHOP AG /EUR/	120,000.00	4,423,464.96	1.01%
DE0006053952	KONTRON AG /EUR/	322,720.00	5,742,484.84	1.32%
DE0006099005	DOUGLAS HOLDINGS AG /EUR/	80,000.00	4,124,774.40	0.94%
DE0007856023	ELRINGKLINGER AG /EUR/	55,000.00	5,682,973.12	1.30%
DE0005785638	FRESENIUS SE PFD /EUR/	326,062.00	25,555,643.99	5.85%
DE0006602006	GEA GROUP AG /EUR/	505,000.00	16,281,006.08	3.73%
DE000A0LD6E6	GERRESHEIMER AG	35,000.00	1,785,920.64	0.41%
DE0008402215	HANNOVER RUECKVERSICH /EUR/	100,000.00	4,511,472.00	1.03%
DE000A0S8488	HMBRGR HAFEN UND LOGOSTIK /EUR	25,610.00	1,974,594.10	0.45%
DE0006070006	HOCHTIEF /EUR/	70,000.00	7,716,172.80	1.77%
DE0005121701	INTERHYP AG /EUR/	36,000.00	2,400,192.00	0.55%
DE0006205701	IVG IMMOBILIEN AG /EUR/	420,000.00	14,274,919.68	3.27%
DE0007162000	K & S AG	125,200.00	33,157,467.20	7.60%
DE000KC01000	KLOECKNER & CO /EUR/	40,000.00	1,761,918.72	0.40%
DE0006335003	KRONES AG /EUR/	114,000.00	8,862,308.93	2.03%
DE0005408884	LEONI AG /EUR/	30,000.00	1,294,325.76	0.30%
DE0005470405	LANXESS AG /EUR/	220,000.00	8,054,273.92	1.85%
DE0006494107	LOEWE AG /EUR/	110,000.00	1,924,746.56	0.44%
DE0006580905	MAX AUTOMATION AG /EUR/	370,000.00	2,433,972.48	0.56%
DE0005187603	MPC MUENCHMEYER PETERSEN /EUR/	55,000.00	3,817,712.80	0.87%
DE000A0D9PT0	MTU AERO ENGINES HOLDING /EUR/	135,000.00	7,212,576.96	1.65%
DE000A0D6554	NORDEX AG /EUR/	145,000.00	6,174,271.68	1.41%
DE0006916604	PFEIFFER VACUUMTECHNOLOGY/EUR/	65,234.00	5,393,108.75	1.24%
DE0007771172	PROSIEBENSAT1 MEDIA /EUR/ PRF	333,400.00	7,083,464.41	1.62%
DE0006969603	PUMA AG /EUR/	30,500.00	11,165,248.70	2.56%
DE0005558662	Q-CELLS AG /EUR/	180,000.00	17,468,064.00	4.00%
DE0005117204	RCM BETEILIGUNGS AG /EUR/	400,000.00	1,570,496.00	0.36%
DE0007030009	RHEINMETALL AG /EUR/	151,709.00	11,171,171.10	2.56%
DE0007042301	RHOEN KLINIKUM /EUR/	232,000.00	6,493,082.37	1.49%
DE0007165631	SARTORIUS AG NON-VTG PFD /EUR/	115,789.00	4,451,799.89	1.02%
DE0007235301	SGL CARBON AG /BEARER/ /EUR/	335,000.00	17,962,399.84	4.11%
DE0003304002	SOFTWARE AG DARMSTADT /EUR/	195,000.00	16,077,952.80	3.68%
DE0005108401	SOLARWORLD AG /EUR/	219,000.00	10,152,678.82	2.33%
DE0007251803	STADA ARZNEIMITTEL /EUR/	195,000.00	12,405,881.28	2.84%
DE0006202005	SALZGITTER AG /EUR/	80,000.00	13,550,120.96	3.10%
DE0007226706	SUESS MICROTEC AG /EUR/	371,600.00	2,400,452.76	0.55%
DE000A0EAMM0	FREENET AG NPV /EUR/	205,000.00	4,003,135.04	0.92%
DE000A0N4P43	TOGNUM AG /EUR/	377,220.00	9,652,015.66	2.21%
DE0005089031	UNITED INTERNET AG /EUR/REG SH	620,000.00	12,465,293.44	2.86%
DE000WCH8881	WACKER-CHEMIE AG /EUR/	45,000.00	9,860,122.08	2.26%
DE000A0CAYB2	WINCOR NIXDORF AG /EUR/	90,000.00	7,164,573.12	1.64%
NL0000235190	EUROPEAN AERO DEFENSE /EUR/	705,000.00	18,352,356.96	4.20%
NL0000240000	QIAGEN NV /EUR/	360,000.00	7,477,931.52	1.71%
Holdings as of Feburary 4, 2008
DWS Scudder is part of Deutsche Asset Management, which is the marketing name in the US for the asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas Inc. and DWS Trust Company. Copyright © 2008 DWS Scudder Distributors, Inc. (MARS 53837 2/08)